Exhibit 10.4


                       MOFFAT RANCH EXPLORATION AGREEMENT
           between Northwest PetroLenm, Inc., and Hadro Resources, Inc
                              Dated April 24, 2001


WHEREAS, Hadro Resources, Inc., a Nevada corporation, ("URF") located at 435 Martin Street, Suite 2000, Blame, WA 9S230 desires to enter into an Exploration Agreement ("this Agreement") with Northwest Petroleum, Inc., a California Corporation, ("Northwest") located at 1830 Truxtun Avenue, Suite 218, Bakersfield, California 93301 ("Northwest") regarding the Moffat Ranch Gas Field and seismic oil and gas lease options; and

WHEREAS, Northwest is the Lessee of approximately 760 acres of oil and gas lease mineral interests of the Moffat Ranch Gas Field in Madera County, California and Northwest is the owner of oil, gas and seismic lease options comprising of approximately 4522.75 acres and excluding the NW 1/4 of the NW 1/4 of Section 3 and the NE 1/4 of the NE 1/4 of Section 4 that is 320 acres more or less of the Moffat Ranch Gas Field in Madera County, California more specifically described in Exhibit "A" known here and throughout as "Moffatt Ranch Leases"; and

WHEREAS Canadian Metals Exploration Limited ("CME") has already entered into an agreement with Northwest in which CME agreed to acquire interests in the Moffat Ranch Leases; and




                                       1.
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WHEREAS Northwest is the Oil and Gas Field Operator of the lands described in
Exhibit "A"; and

WHEREAS Northwest has submitted to HR1 geologic data to HRI for their geologist's review; and

WHEREAS HR1 desires to earn a Working Interest and a Net Revenue Interest in the Moffat Ranch Leases

NOW THEREFORE, HRI and Northwest agree to the following tenxis and conditions.

     1. HRI agrees that Northwest shall be the oil and gas fleld operator of the Moffat Ranch Leases.

     2. HRI agrees that Northwest shall be the operator for the Northwest Moffat #1 and Northwest Moffat #2 wells under a Model Form 610 Operating Agreement, COPAS accounting agreement and participation agreement dated March 12, 2001 known here and throughout as "Operating Agreement" and agrees to sign the Operating Agreement upon payment of the wells. In the event of a conflict between the Operating Agreement and this Agreement, it is agreed that the provisions of the Operating Agreement shall control.

     3. HRI will earn 37.5% Net Revenue Interest carrying 50% Working Interest "cost interest" to the gas sales production point. Then HRI will have 32.81% Net Revenue Interest carrying 43.75% Working Interest and Northwest will be entItled to 4.68% Net Revenue Interest carrying 6.25% Working Interest Before Payout. After Payout occurs when HRI recovers all of its costs of seismic, drilling and completion Northwest will revert in for 9.37% Net Revenue Interest carrying
          12.5% Working Interest.


                                       2.

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     4.   HRI agrees to pay Northwest for Land and Leasing according with the schedule below and all lease rentals for the Moffat Ranch Leases, if not held by production, will be paid by the Working Interest owners per their pro rata share of their Working Interest.

     5. HRI agrees to fund a 3-D Seismic Survey Program over the Moffat Ranch Leases on or before July 2, 2001 for $280,000.

     6. HRI agrees to sign Operating Agreements for the Northwest Moffat #1 well and the Northwest Moffat #2 well, and provide the drilling funds of $500,000 on or before August 15, 2001 subject to the independent interpretation of the 3-D Seismic Survey. If HRI elects not to drill there is no fault or penalty except that Northwest will retain all rights to the Moffat Ranch Leases. The consideration HRI agrees to pay Northwest herein shall be in U.S. dollars and is to be paid to Northwest by bank wire to Northwest Petroleum, Inc. Account #0903 604940, Routing #122000248, Wells Fargo Bank, 5401 California Avenue, Bakersfield, CA 93309; Phone (661) 861-6262.

     AMOUNT                   PAYMENT DATES             FOR

     (a) $2,500               April 27, 2001             Upon Signing

     (b) $50,000              May 9, 2001                2-D Seismic and

                                                         Land & Leasing

     (c) $81,500              June 5, 2001               Land and Leasing

     (d) $280,000             July 2, 2001               3-D Seismic Survey

     (e) $500,000             August 15, 2001            Drilling 2 wells


                                       3.

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Should HRI fail to make a payment on any of the above payment dates Northwest shall send HRI a default notice to pay and HRI will have Five (5) days to cure the default by making the payment to Northwest's bank account per the above bank wire instructions, if payment is not received HRI will be in default of this contract and it will terminate.

     7. It is agreed between the parties that the estimated drilling and completion costs for the above wells, as detailed within an Authorization for Expenditure, can be revised 30 days before the anticipated spud date to more accurately reflect the current drilling and completion costs.

     8.   Northwest agrees to provide HRI with the following:

          (a) Northwest will provide HRI and its representatives with full and continuing access to the Moffat Ranch Leases in accordance with the lease terms and all data and information reasonably requested by HRI for the purpose of carrying out its Research and Development and due diligence investigations hereunder, and will endeavor to make available to HRI such of its employees and officers as HRI may reasonably request for this purpose, at reasonable times.

          (b) Title documents for the Lands described in Exhibit "A," including a schedule of lease rentals payments and dates for the payments of the rentals on or before June 1, 2001.

          (c) Interpreted copies of 2D seismic lines and intepretations within Northwest's possession which cover the Lands described ILl Exhibit "A".



                                       4.




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          (d)  Geologic information within Northwest's possession which cover the Lands described in Exhibit "A."

          (e) During the progrcss of the drilling of the wells and regardless of the depth, HRI shall have access to the well and to all cores, cutting, depth, logs, and all other information relative thereto. HRI is to be notified immediately in the event any oil or gas shows are encountered in drilling the Northwest Moffat #1 well and Northwest agrees to provide reasonable notice to HRI prior to the running of electric logs, coring or testing to allow HRI to have a representative at the well for such operations.

     9. No Partnership: It is understood that this Agreement shall not create the relationship of an association, partnership between the parties hereto, and that no act done by any party pursuant to the provisions hereto, shall operate to create such relationship, nor shall the provisions of the Agreement be construed as creating such relationship. Both of the parties hereto further agree that this Agreement shall not constitute a partnership as defined in the Internal Revenue Code of 1986.

     10. Conflicts of Interest: Northwest being in the oil and gas exploration and development land and leasing business has provided similar services for other entities in the area and has future obligations under contract to those entities. HRI understands that there may be conflicts of interest and agrees to hold Northwest harmless for any conflicts of interest. In the event Northwest becomes aware of an actual conflict of interest, Northwest agrees to notify HRI of such conflict of interest.


                                       5.

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     11.  Notices: All notices authorized or required by the terms of this
          Agreement shall be given in writing by telecopy "Fax", mail or telegram, postage or charges prepaid and addressed to the address below. The originating notice to be given under any provision hereof shall be deemed given only when received by the party to whom such notice is directed and the time for such party to give any notice in response thereto shall run from date originating notice is received. The second or any responsive notice shall be deemed given when deposited in the mail or with the delivery of telegraph company, with postage or charges prepaid.

     12. Force Majeure: In the event any party hereof is prevented from complying with any of the obligations imposed upon it hereunder, or from exercising any of the rights granted to it hereunder, as a result if an act of God, government, agency or any other cause, whether similar or dissimilar, reasonably proved to be completely beyond the control of such party, the time within which said party may perform such obligations or exercise such rights shall be extended for a period equal to the time during which said party was prevented from the performance of such obligations, or the exercise of such rights. The party having the difficulty shall take all reasonable steps to remedy such condition as rapidly as possible.

     13. Attorney Fees: Should any party bring any action in a court of competent jurisdiction to enforce the terms and provisions of this Agreement, the Losing party in such action shall pay the prevailing party, in addition to any relief ordered by the court, the prevailing party's costs and expenses in connection with the



                                       6.



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          litigation, including reasonable attorney's fees, and such costs incurred in connection with any appellate review.

     14. Governing Law: The governing law of this Agreement shaLl be that of the State of California. Venue and jurisdiction to be in the Kern County Superior Court, State of California.

     15. Entire Agreement: The parties acknowledge this Agreement contains the entire agreement among the parties and that it supersedes all prior understandings or agreements with respect to its subject matter. There are no implied covenants in this Agreement nor is there any liability of any kind arising from any alleged breach of any implied covenant or implied obligation. Any modification to this Agreement must be in writing and approved and executed by all parties thereto.

     16.  This Agreement may be executed in counterpart and by fax.

     17. Subject to the conditions outlined in the Operating Agreement, and upon the written consent of the other party hereto to any assignment of this Agreement, this Agreement shall ensure to the benefit of and be binding on the parties hereto and their respective assigns and successors.


                                       7.

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Hadro Resources, Inc. ("HRI")


By:
   --------------------------------------
   Grant Atkins, President



ACKNOWLEDGED AND AGREES THIS 25th DAY OF

APRIL 2001 BY:


Northwest Petroleum, Inc. ("Northwest")


By:  /s/  Michael Anaradian  (MA)
     -------------------------------------
          Michael Anaradian, President


                                       8.



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                                   EXHIBIT "A"


Attached to and made a part of that certain Moffatt Ranch Exploration Agreement dated April 24, 2001, by and between Northwest Petroleum, Inc., and Hadro Resources, Inc.




Deseription~

All those certain sections, blocks or tracts of land located in the County of Madera, State of California, more particularly described as follows:

     BEGINNING at the Northeast corner of Section 6, Township 12 South, Range 15 East, M.D.B.&M. thence South 0 (degrees) 16-1/2' East 5147.20 feet to the Southeast corner of Section 6, thence South 0 (degrees) 20-1/2 West 5268.55 feet to the Southeast corner of Section 7, thence South 89 (degree) 09-1/2' West 5289.95 feet to the Southwest corner of Section 7, thence South 0(degree) 08' East 5289 feet to the Southeast corner of Section 13, Township 12 South, Range 14 East, M.D.B.&M, thence South 89(degree) 38-l/2' West 4695.02 feet to the center line of Lone Willow Slough, thence along the center line of Lone Willow Slough North 72(degree) 58' West 146.52 feet, South 73(degree) 25' West. 333.72 feet North 47 (degree) 25' West 72.59 feet, thence leaving Lone Willow Slough South 89(degree) 38-1/2 West 54.84 feet to the Southwest corner of Section 13, thence North 0 (degree) 04' West 5284.0 feet to the Northwest corner of Section 13, thence South 89(degree) 36' West 4183.0 feet to a point (said point bearing North 89(degree) 36' East 1074.30 feet to the Southwest corner of Section 11), thence along a fence North 53 (degree) 40' West 4650.75 feet, North 26(degree) 43' West 2905.23 feet to a point on the North line of Section 10 (said point bearing South 89(degree) 56-1/2 'East 1370.84 feet from the Northwest corner of
Section 10), thence continuing along fence North 26 (degree) 43' West 3130.57 feet to a point on the West line of Section 3 (said point bearing North 0 (degree) 45-1/2' West 2796.60 feet from the Southwest corner of said Section 3), thence continuing along fence North 26(degree) 43' West 2628.55 feet thence leaving fence North 89(degree) 45-1/2 East 1150.95 feet to the Northeast corner of Section 4 thence North 89(degree) 52-1/2' East 5277.90 feet to the Northeast corner of Section 3, thence North 89(degree) 50' East 5277.70 feet to the Northeast corner of Section 2, thence North 89(degree) 50' East 5277.60 feet to the Northeast corner of Section 1, Township 12 South, Range 14 East, M.D.B.& M., thence North 89(degree) 47-1/2' East 5395.65 feet to the point of beginning, containing 5282.75 acres, more or less.

EXCLUDING the NW 1/4 of the NW 1/4 of Section 3 and Excluding the NE 1/4 of the NE1/4 of Section 4 Township 12 South, Range 14 East, MDB&M Excluding all wells drilled before April 24, 2001.




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